Independent Auditors’ Report

To the Shareholders and Board of Directors of
BR KOREA CO., LTD.:

We have audited the accompanying statements of financial position of BR KOREA CO., LTD. (the “Company”) as of December 31, 2011 and 2010, and the statements of income, statements of changes in shareholders’ equity, and statements of cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BR KOREA CO., LTD. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with Accounting Standards for Non-Public Entities in the Republic of Korea (“KAS - NPEs”).

As explained in Note 2 to the accompanying financial statements, the Company has prepared the financial statements in accordance with KAS - NPEs for the reporting periods beginning on or after January 1, 2011. In accordance with the KAS - NPEs ‘Effective date and Transitional Provisions’ paragraph 4 on January 1, 2011, the prior periods’ financial position, results of operations, and cash flows under previous generally accepted accounting principles in the Republic of Korea (“previous K-GAAP”) have been carried over and presented as is, with no retrospective adjustments due to the application of KAS – NPEs. Effects due to the application of KAS - NPEs are further discussed in Note 2.

KAS - NPEs vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 26 to the financial statements.

March 16, 2012
/s/ Deloitte Anjin LLC

BR KOREA CO., LTD.

STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2012 [UNAUDITED] AND 2011

	[Unaudited]
ASSETS	2012	2011
CURRENT ASSETS:	(In thousands)
Cash and cash equivalents (Notes 8 and 13)	₩ 10,833,298	₩ 10,187,008
Short-term financial instruments	69,000,000	40,000,000
Trade accounts receivable, net of allowance for doubtful accounts of ₩243,980 thousand [Unaudited] for 2012 and ₩192,047 thousand for 2011 (Notes 13 and 14)	24,153,993	19,012,616
Inventories (Notes 3 and 8)	39,038,579	34,568,962
Securities (Notes 5 and 8)	4,200	4,500
Deferred income tax assets (Note 18)	110,191	—
Other current assets (Notes 4 and 14)	18,429,786	7,147,794
	161,570,047	110,920,880
NON CURRENT ASSETS:
Securities under the equity method (Note 6)	677,340	677,340
Securities (Notes 5 and 8)	1,653,545	1,354,910
Other investments	760,275	138,855
Tangible assets, net (Notes 7 and 8)	61,218,671	65,962,903
Intangible assets (Note 9)	6,849,722	8,578,563
Guarantee deposits paid (Note 10)	123,978,573	123,590,176
Membership certificates	2,181,726	2,307,877
Deferred income tax assets (Note 18)	3,850,652	1,283,463
	201,170,504	203,894,087
Total Assets	₩ 362,740,551	₩ 314,814,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable (Note 14)	₩ 14,621,188	₩ 16,444,547
Accounts payable-other (Note 14)	11,755,304	13,588,829
Income tax payable (Note 18)	9,977,312	3,532,886
Advances from customers (Note 13)	1,965,808	2,728,591
Guarantee deposits received	20,968,265	17,685,162
Deferred income tax liabilities (Note 18)	—	136,978
Other current liabilities (Notes 11,13, and 14)	10,916,816	6,864,380
	70,204,693	60,981,373
NON CURRENT LIABILITIES:
Accrued severance indemnities, net of benefit plan assets of ₩17,572,740 thousand [Unaudited] for 2012 and ₩13,144,957 thousand for 2011 (Note 12)	3,633,591	4,250,472
Other Allowance (Note 23)	13,606,478	2,651,480
	17,240,069	6,901,952
Total Liabilities	87,444,762	67,883,325
SHAREHOLDERS’ EQUITY:
Common stock (Note 15)	6,000,000	6,000,000
Accumulated other comprehensive income (Notes 5 and 16)	529,670	300,121
Appropriated retained earnings (Note 15)	24,234,977	24,234,977
Retained earnings before appropriations	244,531,142	216,396,544
Total Shareholders’ Equity	275,295,789	246,931,642
Total Liabilities and Shareholders’ Equity	₩ 362,740,551	₩ 314,814,967
See accompanying notes to financial statements.

BR KOREA CO., LTD.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012 [UNAUDITED], 2011 AND 2010

	[Unaudited]
	2012	2011	2010
	(In thousands, except per share amounts)

SALES (Notes 14 and 24)	₩ 482,923,197	₩ 452,359,842	₩ 426,063,145
COST OF SALES (Notes 14 and 21)	231,357,159	223,625,882	205,865,736
GROSS PROFIT	251,566,038	228,733,960	220,197,409
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Notes 21 and 22)	207,641,185	195,163,739	181,504,761
OPERATING INCOME	43,924,853	33,570,221	38,692,648
NON OPERATING INCOME (EXPENSES):
Interest income	2,766,346	2,150,932	2,112,109
Loss on foreign currency translation, net (Note 13)	(17,032)	(2,852)	(17,252)
Gain (Loss) on foreign currency transactions, net	(167,797)	(35,493)	4,310
Commission income	4,486,343	3,208,904	5,199,869
Gain (Loss) on disposal of tangible assets, net	(355,284)	(715,563)	17,414
Gain on disposal of intangible assets	542,167	755,000	309,350
Donations (Note 17)	(2,486,160)	(2,426,487)	(1,983,239)
Impairment loss of membership certificates	(299,547)	—	—
Miscellaneous, net (Note 17)	(279,566)	(677,804)	(336,130)
	4,189,470	2,256,637	5,306,431

INCOME BEFORE INCOME TAX	48,114,323	35,826,858	43,999,079

INCOME TAX EXPENSE (Note 18)	11,147,781	8,494,063	10,586,975

NET INCOME	₩ 36,966,542	₩ 27,332,795	₩ 33,412,104

NET INCOME PER SHARE (Note 19)	₩ 61,611	₩ 45,555	₩ 55,687

See accompanying notes to financial statements.

BR KOREA CO., LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 [UNAUDITED], 2011 AND 2010

	Korean Won
	(In thousands)
	Common Stock		Accumulated other comprehensive income		Retained Earnings	Total
Balance at January 1, 2010	₩	6,000,000	₩	—	₩ 200,532,622	₩ 206,532,622
Annual dividends					(10,614,000)	(10,614,000)
Balance after appropriations					189,918,622	195,918,622
Net income					33,412,104	33,412,104
Balance at December 31, 2010	₩	6,000,000	₩	—	₩ 223,330,726	₩ 229,330,726
Balance at January 1, 2011	₩	6,000,000	₩	—	₩ 223,330,726	₩ 229,330,726
Annual dividends					(10,032,000)	(10,032,000)
Balance after appropriations					213,298,726	219,298,726
Gain on valuation of available-for-sale securities, net of tax			300,121		—	300,121
Net income					27,332,795	27,332,795
Balance at December 31, 2011	₩	6,000,000	₩	300,121	₩ 240,631,521	₩ 246,931,642
Balance at January 1, 2012 [Unaudited]	₩	6,000,000	₩	300,121	₩ 240,631,521	₩ 246,931,642
Annual dividends [Unaudited]					(8,202,000)	(8,202,000)
Balance after appropriations [Unaudited]					232,429,521	238,729,642
Cumulative effect of a change in accounting principle [Unaudited]					(629,944)	(629,944)
Gain on valuation of available-for-sale securities, net of tax [Unaudited]			229,549		—	229,549
Net income [Unaudited]					36,966,542	36,966,542
Balance at December 31, 2012 [Unaudited]	₩	6,000,000	₩	529,670	₩ 268,766,119	₩ 275,295,789

See accompanying notes to financial statements.

BR KOREA CO., LTD

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 [UNAUDITED], 2011 AND 2010

	[Unaudited]
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	₩ 36,966,542	₩ 27,332,795	₩ 33,412,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,380,313	20,215,617	18,899,166
Provision for severance indemnities	4,888,185	5,115,531	6,695,012
Amortization of intangible assets	3,328,707	3,720,031	3,604,761
Provision for doubtful accounts	279,041	1,364,490	31,982
Loss(Gain) on foreign currency translation	(192)	3,415	—
Loss(Gain) on disposal of tangible assets, net	355,284	715,563	(17,414)
Gain on disposal of intangible assets, net	(542,167)	(755,000)	(309,350)
Impairment loss of membership certificates	299,547	—	—
Payment of severance indemnities	(1,254,090)	(3,333,628)	(4,074,977)
Transfer-in of severance indemnities from affiliates	176,808	45,973	174,604
Change in trade accounts receivable	(5,193,698)	(2,189,751)	(463,142)
Change in accounts receivable-other	(2,289,145)	(970,223)	537,197
Change in accrued income	(142,969)	(188,753)	17,600
Change in advanced payments	(902,854)	642,527	(1,030,369)
Change in prepaid expenses	(24,234)	(132,630)	101,573
Change in inventories	(4,469,617)	(6,260,845)	1,442,542
Change in deferred income tax assets	(2,549,549)	26,766	(215,534)
Change in trade accounts payable	(1,822,778)	1,132,441	866,869
Change in accounts payable-other	(1,833,526)	4,745,816	1,660,450
Change in withholdings	1,878,693	(57,023)	(752,033)
Change in accrued expenses	2,046,783	(43,370)	(2,982,152)
Change in income tax payable	6,444,426	(2,379,638)	(1,909,418)
Change in deferred income tax liabilities	(136,978)	(67,584)	1,675
Change in advances from customers	209,194	652,134	188,042
Change in allowance for unused points	4,313,270	1,223,446	(735,036)
Change in gift certificate discounts	(4,309)	7,700	(12,156)
Change in the National Pension Fund	11,571	3,198	7,208
Change in benefit plan assets	(4,439,355)	(1,575,894)	(2,623,783)
Net cash provided by operating activities	56,972,903	48,993,104	52,515,421

(Continued)

BR KOREA CO., LTD.

STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2012 [UNAUDITED], 2011 AND 2010

	[Unaudited]
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM INVESTING ACTIVITIES:
Withdrawal of short-term financial instruments	₩ 107,300,000	₩ 117,500,000	₩ 157,000,000
Proceeds from disposal of securities	4,500	5,600	4,390
Disposal of tangible assets	438,653	375,932	327,457
Refund of guarantee deposits paid	14,413,718	9,905,072	4,752,250
Collection of long-term loans	38,080	45,230	226,922
Disposal of lease premium	895,000	1,010,000	352,600
Disposal of membership certificates	—	70,150	—
Acquisition of short-term financial instruments	(136,300,000)	(117,000,000)	(162,500,000)
Purchase of securities under the equity method	—	—	(677,340)
Purchase of securities	—	(900,486)	—
Payment of guarantee deposits	(16,804,404)	(21,898,107)	(19,845,301)
Increase of short-term loans	(1,352,649)	—	—
Increase of long-term loans	(484,500)	—	—
Acquisition of tangible assets	(17,430,019)	(25,069,389)	(17,149,920)
Purchase of membership certificates	(173,396)	(100,500)	(589,546)
Purchase of trademark	(169,699)	—	—
Payment of lease premium	(1,783,000)	(3,464,718)	(1,955,074)
Net cash used in investing activities	(51,407,716)	(39,521,216)	(40,053,562)

CASH FLOWS FROM FINANCING ACTIVITIES:
Refund of guarantee deposits received	5,576,513	23,496,253	5,074,855
Dividends paid	(8,202,000)	(10,032,000)	(10,614,000)
Payment of guarantee deposits received	(2,293,410)	(23,184,367)	(2,890,568)
Net cash used in financing activities	(4,918,897)	(9,720,114)	(8,429,713)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	646,290	(248,226)	4,032,146
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10,187,008	10,435,234	6,403,088
CASH AND CASH EQUIVALENTS, END OF YEAR (Note 25)	₩ 10,833,298	₩ 10,187,008	₩ 10,435,234

See accompanying notes to financial statements.

BR KOREA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 [UNAUDITED] AND 2011

1.    GENERAL:

BR KOREA CO., LTD. (the “Company") was incorporated under the laws of the Republic of Korea on June 10, 1985 in accordance with the joint venture agreement dated April 19, 1985 between three Korean shareholders represented by Mr. Young In Hur and Dunkin’ Brands Group, Inc. Under such agreement, the Company engages in the production, distribution and sale of ice cream, ice cream treats, donuts and other related activities. Sales are made through the Company’s distribution network under its direct management and franchise stores under the brand names of Baskin-Robbins and Dunkin' Donuts.

As of December 31, 2012, the Company’s common stock amounts to ￦6,000 million[Unaudited], and the issued and outstanding shares of the Company are owned 66.67% by those Korean shareholders and 33.33% by Dunkin’ Brands Group, Inc.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

As explained in Note 2 to the accompanying financial statements, the Company has prepared the financial statements in accordance with Accounting Standards for Non-Public Entities in the Republic of Korea (“KAS – NPEs”) for the reporting periods beginning on or after January 1, 2011. In accordance with the KAS - NPEs ‘Effective date and Transitional Provisions’ paragraph 4 on January 1, 2011, the prior periods’ financial position, results of operations, and cash flows under previous generally accepted accounting principles in the Republic of Korea (“previous K-GAAP”) have been carried over and presented as is, with no retrospective adjustments due to the application of KAS – NPEs.

The Company maintains its official accounting records in Korean won and prepares its statutory financial statements in the Korean language (Hangul) in conformity with Accounting Standards for Non-Public Entities in the Republic of Korea (“KAS – NPEs”). Certain accounting principles applied by the Company that conform with the financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about KAS - NPEs and Korean practices.

The accompanying financial statements to be presented at the annual shareholders’ meeting were approved by the board of directors on March 18, 2013.

The Company’s significant accounting policies used for the preparation of the financial statements are as follow.

Application of the New and Revised Accounting Standards

KAS – NPEs No. 21 Employee Benefits

The Company recognizes short term benefit expenses and liabilities when employees have right to claim paid vacation (short-term employee benefits) and if expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services (Paragraph 21.5 (2)). Paragraph 21.5 (2) states any unrecognized amount of short-term employee benefit expenses and liabilities prior to the adoption of the standards are reflected on the Company’s beginning retained earnings balance. The amendments to KAS – NPEs No. 21 are effective on November 28, 2012 and standards applied for the annual period ending on after the effective date.

Cash and Cash Equivalents

Cash and cash equivalents includes cash, checks issued by others, checking accounts, ordinary deposits and financial instruments, which can be easily converted into cash and whose value changes due to changes in interest rates are not material, with maturities (or date of redemption) of three months or less from acquisition. Credit card sales are recognized as trade accounts receivable.

Revenue Recognition

The Company’s revenue consists of sales of ice cream and donuts to franchisees and to customers (for its retail stores) and others.

The Company sells individual franchise agreements, under which a franchisee pays an initial non-refundable fee (refer to Commission Income) and subsequently purchases ice cream and donuts from the Company. Once the franchisee begins operations, the Company recognizes revenue from the sale of ice cream and donuts to a franchisee as sales during the period. Revenue generated from the sale of ice cream and donuts to franchisees is recognized upon delivery; however, revenue is recognized when the sales terms have been fully met if there are sales terms related with post-delivery. Retail store revenues at company-owned stores are recognized at the point of sale to customers, net of sales tax and other sales-related taxes.

The Company offers customer loyalty programs – bonus points, under which customers can earn from 1% to 5% of any purchase amounts above ₩1,000, as points to use in the future. Such points expire after 18 months from the end of the calendar year of which customer earns points. When a customer earns bonus points under the program, the Company recognizes selling, general and administrative expense in the same amount and a corresponding liability under Allowance for unused points. When points are used, the Company reduces Allowance for unused points and recognizes revenue. At the end of the period, 100% of the unused points are recognized as Allowance for unused points (Note 23) under Other allowance in the Company’s statements of financial position.

Commission Income

The Company sells individual franchise agreements, under which a franchisee pays an initial non-refundable fee. The initial franchise fee is recognized as commission income, upon substantial completion of the services required of the Company as stated in the franchise agreement, which is generally upon the opening of the respective franchise. The Company does not consider its commission income from such initial non-refundable fees as part of its main business operations. Thus, presents the related income as part of non-operating income.

Gift Certificates

Gift certificates are stated at face value, net of any discounts given, at the time of issuance and accounted for as Advances from Customers. The gift certificates generally expire within 5 years of issuance. The redemption of gift certificates is reflected as sales at the time the certificates are redeemed at stores by the portion of advances, net of discounts for the relative amount of redemption. Any expired gift certificates are recognized as non-operating income.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts to cover estimated losses on receivables, based on collection experience and analysis of the collectability of individual outstanding receivables.

Inventories

Inventories are stated at cost which is determined by using the moving average method excluding materials in transit which is determined by the specific identification method. The Company maintains perpetual inventory, which is adjusted to physical inventory counts performed at year end. When the market value of inventories (net realizable value for finished goods or merchandise and current replacement cost for raw materials) is less than the carrying value, carrying value is stated at the lower of cost or market. The Company applies the lower of cost or market method by each group of inventories and loss on inventory valuation is presented as a deduction from inventories and charged to cost of sales.

Classification of Securities

At acquisition, the Company classifies securities into one of the following categories: trading, available-for-sale, held-to-maturity and securities accounted for under the equity method, depending on marketability, purpose of acquisition and ability to hold. Debt and equity securities that are bought and held for the purpose of selling them in the near term and actively traded are classified as trading securities. Debt securities with fixed and determinable payments and fixed maturity that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Investments in equity securities over which the Company exercises significant influence, are accounted for under the equity method. Securities accounted for under the equity method are presented as securities accounted for using the equity method in the statement of financial position. Debt and equity securities not classified as the above are categorized as available-for-sale securities.

Valuation of Securities

For available-for-sale securities, the average method is used to determine the cost of debt and equity securities for the calculation of gain (loss) on disposal of those securities.

Debt securities that have fixed or determinable payments with a fixed maturity are classified as held-to-maturity securities only if the Company has both the positive intent and ability to hold those securities to maturity. However, debt securities, whose maturity dates are due within one year from the period end date, are classified as current assets.

After initial recognition, held-to-maturity securities are stated at amortized cost in the statements of financial position. When held-to-maturity securities are measured at amortized costs, the difference between their acquisition cost and face value is amortized using the effective interest rate method and the amortization is included in the cost and interest income.

When the possibility of not being able to collect the principal and interest of held-to-maturity securities according to the terms of the contracts is highly likely, the difference between the recoverable amount (the present value of expected cash flows using the effective interest rate upon acquisition of the securities) and book value is recorded as loss on impairment of held-to-maturity securities included in the non-operating expense and the held-to-maturity securities are stated at the recoverable amount after impairment loss. If the value of impaired securities subsequently recovers and the recovery can be objectively related to an event occurring after the impairment loss was recognized, the reversal of impairment loss is recorded as reversal of impairment loss on held-to-maturity securities included in non-operating income. However, the resulting carrying amount after the reversal of impairment loss shall not exceed the amortized cost that would have been measured, at the date of the reversal, if no impairment loss was recognized.

Tangible Assets

Property, plant and equipment are stated at cost (acquisition cost or manufacturing cost plus expenditures directly related to preparing the assets ready for use). Assets acquired from investment-in-kind, received through donations or acquired free of charge in other ways are stated at the market value of the item which is considered as the fair value.

Expenditures after acquisition or completion that increase future economic benefit in excess of the most recently assessed capability level of the asset are capitalized and other expenditures are charged to expense as incurred.

In accordance with the Company’s policy, borrowing costs in relation to the manufacture, purchase, construction or development of assets are capitalized as part of the cost of those assets.

When the expected future cash flow from use or disposal of the property, plant and equipment is lower than the carrying amount due to obsolescence, physical damage or other causes, the carrying amount is adjusted to the recoverable amount (the higher of net sales price or value in use) and the difference is recognized as an impairment loss. When the recoverable amount subsequently exceeds the carrying amount of the impaired asset, the excess is recorded as a reversal of impairment loss to the extent that the reversed asset does not exceed the carrying amount before previous impairment as adjusted by depreciation.

Depreciation is computed using the declining-balance method, except for buildings and structures using straight-line method, over the estimated useful lives of the assets as follows:

Assets	Useful lives (Years)
Buildings	30
Structures	15
Machinery and equipment	8
Vehicles	4
Others	4

Intangible Assets

Intangible assets amount represents lease premiums paid and trademark, which are amortized using the straight-line method over the estimated useful life of 5 years. A lease premium is an amount a lessee pays to the previous lessee related to the property. A long-term lease contract with a contract period of 5 years or more is amortized over the actual contract period. When the leasing right is transferred to a next lessee, the gain or loss on disposal of the lease premium is recognized in the amount of the difference between the unamortized cost of the lease premium previously paid and the lease premium received from the next lessee.

Accrued Severance Indemnities

In accordance with the Company's policy, all employees with more than one year of service are entitled to receive a lump-sum severance payment upon termination of their employment, based on their current salary rate and length of service. The accrual for severance indemnities is computed as if all employees were to terminate at the period end dates and amounted to ￦21,206 million[Unaudited] and ￦17,395 million as of December 31, 2012 and 2011, respectively. In accordance with the National Pension Law of Korea, a portion of its severance indemnities which has been transferred in cash to the National Pension Fund through March 1999 is presented as a deduction from accrued severance indemnities. Additionally, the Company has insured a portion of its obligations for severance indemnities by contributing to benefit plan assets that will be directly paid to employees from Shinhan Bank and others, and records them as plan assets which are directly deducted from accrued severance indemnities. Actual payments for severance indemnities amounted to ￦1,254 million[Unaudited], ￦3,334 million and ￦4,075 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Income Tax Expense

The Company recognizes deferred income tax assets or liabilities for the temporary differences between the carrying amount of an asset and liability and tax base. A deferred tax liability is generally recognized for all taxable temporary differences with some exceptions and a deferred tax asset is recognized to the extent when it is probable that taxable income will be available against which the deductible temporary difference can be utilized in the future. Deferred income tax asset (liability) is classified as current or non-current asset (liability) depending on the classification of related asset (liability) in the statements of financial position. Deferred income tax asset (liability), which does not relate to specific asset (liability) account in the statements of financial position such as deferred income tax asset recognized for tax loss carryforwards, is classified as current or non-current asset (liability) depending on the expected reversal period. Deferred income tax assets and liabilities in the same tax jurisdiction and in the same current or non-current classification are presented on a net basis. Current and deferred income tax expense are included in income tax expense in the statements of income and additional income tax or tax refunds for the prior periods are included in income tax expense for the current period when recognized. However, income tax resulting from transactions or events, which was directly recognized in shareholders’ equity in current or prior periods, or business combinations, is directly adjusted to equity account or goodwill (or negative goodwill).

Accounting for Foreign Currency Translation

The Company maintains its accounts in Korean won. Monetary accounts with balances denominated in foreign currencies are recorded and reported in the accompanying financial statements at the exchange rates prevailing at the period end dates. The balances have been translated using the market exchange rate announced by Seoul Money Brokerage Services Ltd., which is ₩1,017.10 and ₩1,153.30 to US $1.00 at December 31, 2012 and 2011, respectively. The translation gains or losses are reflected in non-operating income (expense).

3.    INVENTORIES:

Inventories as of December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012	2011
	[Unaudited]
Merchandise	₩ 6,430,988	₩ 6,874,214
Finished goods	6,459,038	4,412,773
Semi-finished goods	224,536	224,481
Raw materials	19,535,182	16,712,431
Materials in transit	6,388,835	6,345,063
Total	₩ 39,038,579	₩ 34,568,962

4.    OTHER CURRENT ASSETS:

Other current assets as of December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012	2011
	[Unaudited]
Accounts receivable–other	₩ 13,465,545	₩ 4,431,259
Accrued income	830,565	687,597
Advanced payments	2,352,560	1,624,706
Prepaid expenses	428,467	404,232
Short-term loans	1,352,649	—
Total	₩ 18,429,786	₩ 7,147,794

5.	SECURITIES:

(1)	Securities as of December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012		2011
	[Unaudited]
Available-for-sale securities
Dunkin' Brands Group, Inc	₩	1,599,260	₩	1,296,425
Held-to-maturity securities
Government & public bonds	58,485		62,985
Total	₩	1,657,745	₩	1,359,410

Held-to-maturity securities whose maturity are within one year from the period end date in the amount of ￦4,200 thousand [Unaudited] and ￦4,500 thousand as of December 31, 2012 and 2011, respectively, are classified as securities in the current assets.

(2)	Details of available-for-sale securities as of December 31, 2012 [Unaudited] and 2011 consist of the following:

<2012 [Unaudited]>

			Korean Won (In thousands)
	Number of shares	Ownership	Acquisition cost		Fair value		Book value
Dunkin’ Brands Group, Inc.	45,000	0.2%	₩	900,486	₩	1,599,260	₩	1,599,260

<2011>

			Korean Won (In thousands)
	Number of shares	Ownership	Acquisition cost		Fair value		Book value
Dunkin’ Brands Group, Inc.	45,000	0.2%	₩	900,486	₩	1,296,425	₩	1,296,425

The fair value of available-for-sale securities that are quoted in active markets is determined using the quoted prices and the accumulated unrealized gain on valuation of available-for-sale securities before tax effect is ￦698,774 thousand [Unaudited] and ￦395,939 thousand as of December 31, 2012 and 2011, respectively.

In addition, during the years ended December 31, 2012 [Unaudited] and 2011, no impairment loss or reversal of any previously recognized impairment loss on securities occurred.

6.    SECURITIES UNDER THE EQUITY METHOD:

Details of securities accounted for under the equity method as of December 31, 2012 [Unaudited] and 2011 are as follow:

			Korean Won (In thousands)
	Number of shares	Ownership	Acquisition cost		Book value
Nexgen Food Research (NFR)	6,000	100%	₩	677,340	₩	677,340

KAS-NPEs do not require the equity method to be applied when both conditions are met; (a) the investee does not require to be audited in accordance with Korean External Audit Laws, and (b) the ownership of investor does not change significantly from previous periods.

As of December 31, 2012 [Unaudited] and 2011, the Company does not reflect its proportionate share of operational results or equity adjustments of NFR as both conditions are met for NFR.

In addition, during the years ended December 31, 2012 [Unaudited] and 2011, no impairment loss or reversal of any previously recognized impairment loss on securities under the equity method occurred.

7.     TANGIBLE ASSETS:

(1) Tangible assets as of December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012	2011
	[Unaudited]
Land	₩ 11,732,349	₩ 11,103,689
Buildings	20,916,402	21,867,337
Structures	885,729	996,666
Machinery and equipment	6,910,695	8,409,626
Vehicles	24,827	45,373
Other	20,748,669	23,540,212
Total	₩ 61,218,671	₩ 65,962,903

(2) Disclosure of Land Price and Valuation of Land

The Korean government annually announces the public price of domestic land by address and type of purposes pursuant to the laws on Disclosure of Land Price and Valuation of Land. This is determined based on the comprehensive consideration including market price, surrounding road condition, possibility of future development and others. As of December 31, 2012 [Unaudited] and 2011, the public price of the Company-owned land is ￦9,005,254 thousand [Unaudited] and ￦9,720,605 thousand, respectively.

(3) Changes in book values of tangible assets for the years ended December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012 [Unaudited]
	January 1, 2012	Acquisition	Disposal	Depreciation	December 31, 2012
Land	₩ 11,103,689	₩ 628,660	₩ —	₩ —	₩ 11,732,349
Buildings	21,867,337	27,812	—	978,747	20,916,402
Structures	996,666	5,500	—	116,437	885,729
Machinery and equipment	8,409,626	1,376,600	—	2,875,531	6,910,695
Vehicles	45,373	6,400	279	26,667	24,827
Others	23,540,212	15,385,047	793,659	17,382,931	20,748,669
Total	₩ 65,962,903	₩ 17,430,019	₩ 793,938	₩ 21,380,313	₩ 61,218,671

	Korean Won (In thousands)
	2011
	January 1, 2011	Acquisition	Disposal	Depreciation	December 31, 2011
Land	₩ 11,103,689	₩ —	₩ —	₩ —	₩ 11,103,689
Buildings	21,571,820	1,576,412	327,480	953,415	21,867,337
Structures	752,500	357,064	—	112,898	996,666
Machinery and equipment	8,080,418	3,415,485	1	3,086,276	8,409,626
Vehicles	113,898	—	8,330	60,195	45,373
Others	20,578,300	19,720,428	755,683	16,002,833	23,540,212
Total	₩ 62,200,625	₩ 25,069,389	₩ 1,091,494	₩ 20,215,617	₩ 65,962,903

During the years ended December 31, 2012 [Unaudited] and 2011 no impairment loss or reversal of any previously recognized impairment loss on property, plant and equipment occurred.

8.	INSURED ASSETS:

As of December 31, 2012 [Unaudited], the Company's buildings and structures, machinery, equipment and inventories are insured up to ￦222,198,297 thousand [Unaudited] for fire and ￦200,000 thousand [Unaudited] for the theft of securities and cash. In addition, the Company carries general insurance for vehicles, product liability insurance, business liability insurance and workers’ compensation and casualty insurance for employees.

9.	INTANGIBLE ASSETS:

(1) Intangible assets as of December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012		2011
	[Unaudited]
Lease premiums	₩	6,696,993	₩	8,578,563
Trademark	152,729		-
Total	₩	6,849,722	₩	8,578,563

(2) Changes in book values of intangible assets for the years ended December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012 [Unaudited]
	January 1, 2012		Acquisition		Disposal		Amortization		December 31, 2012
Lease premiums	₩	8,578,563	₩	1,783,000	₩	352,833	₩	3,311,737	₩	6,696,993
Trademark	—		169,699		—		16,970		152,729
Total	₩	8,578,563	₩	1,952,699	₩	352,833	₩	3,328,707	₩	6,849,722

	Korean Won (In thousands)
	2011
	January 1, 2011		Acquisition		Disposal		Amortization		Reclassification		December 31, 2011
Lease premiums	₩	9,338,876	₩	3,464,718	₩	255,000	₩	3,720,031	₩	250,000	₩	8,578,563

A lease premium amounting to ￦250,000 thousand paid to the previous lessee was reclassified as rental deposit, included in guarantee deposit, as the property owner rejected the right to transfer the lease premium and terminated the lease agreement during the year ended December 31, 2011.

10.	GUARANTEE DEPOSITS:

Guarantee deposits paid as of December 31, 2012 [Unaudited] and 2011 are as follows:

	Korean Won (In thousands)
	2012		2011
	[Unaudited]
Rental deposits	₩	123,957,022	₩	123,569,697
Other	21,551		20,479
Total	₩	123,978,573	₩	123,590,176

The Company obtained lien rights for the amount of ￦82,233 million [Unaudited] and ￦80,312 million related to its guarantee deposits as of December 31, 2012 and 2011, respectively.

11.	OTHER CURRENT LIABILITIES:

Other current liabilities as of December 31, 2012 [Unaudited] and 2011 consist of the following:

	Korean Won (In thousands)
	2012		2011
	[Unaudited]
Withholdings	₩	5,100,940	₩	3,222,248
Accrued expenses	5,815,876		3,642,132
	₩	10,916,816	₩	6,864,380

12. ACCRUED SEVERANCE INDEMNITIES:

(1) The changes in accrued severance indemnities for the years ended December 31, 2012 [Unaudited] and 2011 are as follows:

	Korean Won (In thousands)
	2012	2011
	[Unaudited]
Beginning accrued severance indemnities	₩ 17,395,428	₩	15,567,553
Provision for severance indemnities for the period	4,888,185	5,115,531
Transferred-in from affiliates	176,808	45,973
Severance payment	(1,254,090)	(3,333,629)
Ending accrued severance indemnities	₩ 21,206,331	₩	17,395,428

Deposits in National Pension Fund	₩ (12,041)	₩	(23,612)
Deposits in financial institutions	(17,560,699)	(13,121,344)
Total benefit plan assets	₩ (17,572,740)	₩	(13,144,956)

Accrued severance indemnities, net of benefit plan assets	₩ 3,633,591	₩	4,250,472

(2) The Company has insured a portion of its obligations for severance indemnities, in order to obtain the related tax benefits by joining retirement pension plan with Shinhan Bank and others. Withdrawal of these retirement pension plan assets, in the amount of ￦17,560,699 thousand [Unaudited] and ￦13,121,345 thousand as of December 31, 2012 and 2011, respectively, is restricted to the payment of severance indemnities. In addition, a part of severance liabilities has been transferred to the National Pension Fund under the relevant regulation, which is no longer effective. The amounts of the National Pension Fund benefit transferred are ￦12,041 thousand [Unaudited] and ￦23,612 thousand as of December 31, 2012 and 2011, respectively. The benefit plan assets and the National Pension Fund benefit transferred and outstanding are presented as a deduction from accrued severance indemnities.

13.	ASSETS AND LIABILITIES IN FOREIGN CURRENCY:

Assets and liabilities denominated in foreign currency as of December 31, 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won (In thousands) and US Dollars
	2012 [Unaudited]				2011				2010
	Foreign Currency		Korean Won Equivalent		Foreign Currency		Korean Won Equivalent		Foreign Currency		Korean Won Equivalent
Assets:
Cash and cash equivalents	USD	508,553	₩	544,711	USD	40,543	₩	46,758	USD	715,149	₩	814,483
Trade accounts receivable	USD	65,852	₩	70,534	USD		₩	—	USD		₩	—

Liabilities:
Accrued expense	USD	16,783	₩	17,977	USD	60,274	₩	69,514	USD		₩	—
Advance from customers	USD	88,112	₩	94,377	USD	12,656	₩	14,597	USD		₩	—

The Company recorded ￦(17,032) thousand [Unaudited], ￦(2,852) thousand and ￦(17,252) thousand of loss on foreign currency translation, net in non-operating income(expenses) for the years ended December 31, 2012, 2011 and 2010, respectively.

14.	TRANSACTIONS WITH RELATED PARTIES:

Dunkin’ Brands Group, Inc. is a significant shareholder of the Company. Nexgen Food Research is a wholly-owned subsidiary of the Company (Note 6). The entities listed below have investment relationships with the Korean shareholders of the Company or the entities which the Korean shareholders invest in.

(1) Transactions with affiliated companies and other related parties in 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2012 [Unaudited]		2011		2010
	Revenues and others	Purchases and others	Revenues and others	Purchases and others	Revenues and others	Purchases and others
Shany Co., Ltd.	₩ 29,864	₩ 48,000	₩ 29,156	₩ 1,320,572	₩ 1,083,848	₩ 11,853,327
Honam Shany Co., Ltd.	—	136,080	—	116,580	-	79,844
Paris Croissant Co., Ltd.	283,559	7,970,439	343,449	8,398,987	322,424	6,969,578
Samlip General Food Co., Ltd.	1,303,611	10,522,072	2,548,977	6,938,463	1,250,728	3,493,164
SPC Co., Ltd.	2,095,302	8,823,719	2,083,113	5,739,561	2,050,502	4,409,849
SPC Networks Co., Ltd.	2,329,809	3,412,293	1,570,524	3,243,939	2,110,253	948,483
Mildawon Co., Ltd.	—	-	—	53,480	—	309,236
SPC CAPITAL Co., Ltd.	—	658,349	—	—	—	—
SUNGIL CHEMICAL Co., Ltd.	—	11,979	—	—	—	—
BNS Co., Ltd	—	64,612	—	—	—	—
Nexgen Food Research	—	441,935	—	412,457	—	—
Dunkin’ Brands Group, Inc.	2,301,353	4,227,700	2,639,430	3,755,019	1,191,083	3,448,705
Paris Baguette Bon Doux, Inc.	—	33,804,605	—	37,525,091	—	23,482,273
SPC Euro	—	8,955,858	—	7,000,897	—	3,048,417
SPC Japan	—	621,053	—	629,860	—	5,172,213
	₩ 8,343,498	₩ 79,698,694	₩ 9,214,649	₩ 75,134,906	₩ 8,008,838	₩ 63,215,089

(2) Related balances of receivables and payables with related parties as of December 31, 2012 [Unaudited] and 2011 are summarized below.

	Korean Won (In thousands)
	2012	2011
	[Unaudited]
Receivables(*1):
Shany Co., Ltd.	₩ 9,393	₩ 20,350
Paris Croissant Co., Ltd.	5,193,430	38,847
Samlip General Food Co., Ltd.	338,355	208,959
SPC Co., Ltd.	169,794	147,500
SPC Networks Co., Ltd.	2,354,888	365,230
Dunkin' Brands Group, Inc.	684,625	458,905
	₩ 8,750,485	₩ 1,239,791

Allowance for doubtful accounts	87,505	12,398

Payables (*2):
Honam Shany Co., Ltd.	₩ 12,643	₩ 12,181
Paris Croissant Co., Ltd.	554,769	472,507
Samlip General Food Co., Ltd.	2,686,749	917,851
SPC Co., Ltd.	978,060	476,318
SPC Networks Co., Ltd.	324,405	731,846
SUNGIL CHEMICAL Co., Ltd	1,756	-
BNS Co., Ltd	6,115	-
Dunkin’ Brands Group, Inc.	1,318,703	1,222,819
	₩ 5,883,200	₩ 3,833,522

(*1) Receivables consist of trade accounts receivable and accounts receivable-other.
(*2) Payables consist of trade accounts payable, accrued expenses and accounts payable-other.

15.	SHAREHOLDERS’ EQUITY:

Capital Stock

As of December 31, 2012,     the Company has 3,000,000 authorized shares of common stock [Unaudited] with a ￦10,000 par value[Unaudited], of which 600,000 shares[Unaudited] were issued and outstanding as of December 31, 2012.

Appropriated Retained Earnings

Appropriated retained earnings as of December 31, 2012 [Unaudited] and 2011, which are maintained by the Company in accordance with tax and other relevant regulations, consist of the following:

	Korean Won (In thousands)
	2012		2011
	[Unaudited]
Legal reserve (*1)	₩	3,000,000	₩	3,000,000
Reserve for business rationalization (*2)	3,493,977		3,493,977
Reserve for business development (*3)	17,741,000		17,741,000
	₩	24,234,977	₩	24,234,977

(*1) The Korean Business Law requires the Company to appropriate at least 10 percent of the cash dividends paid as legal reserve until such reserve equals 50 percent of its common stock. This reserve is not available for cash dividends and can only be transferred to capital or can be used to reduce deficit.

(*2) In accordance with the Tax Exemption and Reduction Control Law, the amount of tax benefit associated with certain tax credits are appropriated as a reserve for business rationalization.

(*3) In order to obtain a tax credit on excess retained earnings’ tax, the Company previously accrued for a reserve for business development. However, as the relevant tax regulation concerning excess retained earnings’ tax was repealed in early 2002, the Company has not accrued for any additional reserve for business development since 2002. The remaining reserve can be used to offset deficit or can be transferred to paid-in capital. However, if this reserve is used for other purposes, the amount used is subjected to additional corporate tax.

Statements of Appropriated Retained Earnings

	2012	2011	2010
	[Unaudited]
	(In thousands)
RETAINED EARNINGS BEFORE APPROPRIATIONS:
Unappropriated retained earnings brought forward from prior year	₩ 208,194,544	₩ 189,063,749	₩ 165,683,645
Cumulative effect of a change in accounting standards (KAS – NPE No. 21)	(629,944)	—	—
Net income	36,966,542	27,332,795	33,412,104
	244,531,142	216,396,544	199,095,749
APPROPRIATIONS:
Dividends calculated (Note 20)	11,094,000 (*1)	8,202,000	10,032,000

UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO SUBSEQUENT YEAR	₩ 233,437,142	₩ 208,194,544	₩ 189,063,749

(*1) The amount of dividends calculated as of December 31, 2012 [Unaudited] will be approved by shareholders of the Company on March 26, 2013.

16.	STATEMENTS OF COMPREHENSIVE INCOME:

Statements of comprehensive income for the years ended December 31, 2012 [Unaudited], 2011 and 2010 consist of the following:

	2012	2011	2010
	[Unaudited]
	(In thousands)
Net income	₩ 36,966,542	₩ 27,332,795	₩ 33,412,104
Cumulative effect of a change in accounting principle	(629,944)	—	—
Other comprehensive income:
Gain on valuation of AFS securities	302,835	395,939	—
Tax effects of gain on valuation of AFS securities	(73,286)	(95,818)	—
	229,549	300,121	—
Comprehensive income	₩ 36,566,147	₩ 27,632,916	₩ 33,412,104

17.     DONATIONS AND MISCELLENEOUS INCOME (EXPENSE):

The Company donates donuts to the Food Bank on a daily basis as part of its Corporate social responsibility.

The Company recognized miscellaneous income and expenses, miscellaneous income is netted against miscellaneous expense, which mainly composed of inventory scrap expenses Gross presentation of miscellaneous income and expense is as follows:

	Korean Won (In thousands)
	2012	2011	2010
	[Unaudited]
Miscellaneous income	₩ 1,386,843	₩ 1,034,374	₩ 864,534
Miscellaneous expense	(1,666,409)	(1,712,178)	(1,200,664)
Miscellaneous, net	₩ (279,566)	₩ (677,804)	₩ (336,130)

18.     INCOME TAX EXPENSE AND DEFERRED TAXES:

(1) Income tax expense for the years ended December 31, 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2012	2011	2010
	[Unaudited]
Income tax currently payable	₩ 13,834,308	₩ 8,534,882	₩ 10,800,834
Changes in deferred income tax assets(liabilities), net due to temporary differences:
End of year	3,960,843	1,146,485	1,201,484
Beginning of year	1,146,486	1,201,484	987,625
	(2,814,357)	54,999	(213,859)
Tax effect	11,019,951	8,589,881	10,586,975
Changes in deferred income tax assets, net reflected directly in shareholders’ equity:
End of year	32,012	(95,818)	—
Beginning of year	(95,818)	—	—
	127,830	(95,818)	—
Income tax expense	₩ 11,147,781	₩ 8,494,063	₩ 10,586,975

If the amount in the actual tax return differs from the amount used for the calculation of income tax expenses for financial reporting purposes above, the Company reflects such difference in the following fiscal period.

(2) The reconciliations between income before income tax and income tax expense for the years ended December 31, 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2012	2011	2010
	[Unaudited]
Income before income tax	₩ 48,114,323	₩ 35,826,858	₩ 43,999,079
Income tax payable by statutory income tax rate	11,181,666	8,643,700	10,623,577
Tax reconciliations:
Non-deductible expense	56,384	75,203	55,479
Special tax	23,643	20,936	9,294
Tax credit (a)	(120,215)	(132,626)	(152,850)
Others (b)	6,303	(113,150)	51,475
Income tax expense	₩ 11,147,781	₩ 8,494,063	₩ 10,586,975
Effective tax rate	23.17%	23.71%	24.06%

(a) Tax credit consists of research and human resource development tax credit, temporarily investment tax credit, and other tax credits applicable under the special tax control laws of Korea.
(b) Others represent the effect from change in the applied corporate tax rate.

(3) Details of changes in accumulated temporary differences for the years ended December 31, 2012 [Unaudited] and 2011 are as follows:

	Korean Won (In thousands)
	2012 [Unaudited]
Descriptions	Beginning Balance	Decrease	Increase	Ending Balance

Temporary differences to be deducted :
Accrued severance indemnities	₩ 15,625,034	₩ 622,325	₩ 2,754,711	₩ 17,757,420
Foreign currency translation	2,852	2,852	17,032	17,032
Amortization of lease premium	383,765	199,362	75,719	260,122
Allowance for doubtful accounts	118,721	118,721	23,689	23,689
Accumulated depreciation - Structures	3,551,929	871,449	759,738	3,440,218
Accumulated depreciation	64,906	210	—	64,696
Accounts receivable–other	—	—	98,501	98,501
Allowance for unused points	—	—	13,371,479	13,371,479
Compensated absences	—	—	1,146,677	1,146,677
Total	19,747,207	1,814,919	18,247,546	36,179,834
Tax rate	24.2%			24.2%
Deferred income tax assets	4,778,823			8,755,520

Temporary differences to be added:
Severance insurance deposits	(13,121,346)	(2,693,167)	(7,132,521)	(17,560,700)
Accrued income	(687,596)	(687,596)	(830,565)	(830,565)
Lease premium	(383,765)	(199,362)	(75,719)	(260,122)
Special accumulated depreciation	(421,018)	(8,993)	(50,529)	(462,554)
Gains on valuation of AFS securities	(395,939)	—	(302,835)	(698,774)
Total	(15,009,664)	(3,589,118)	(8,392,169)	(19,812,715)
Tax rate	24.2%			24.2%
Deferred income tax liabilities	(3,632,338)			(4,794,677)
Deferred income tax assets, net	₩ 1,146,485			₩ 3,960,843
Current assets(liabilities)
Deferred income tax assets(liabilities)	₩ (136,978)			₩ 110,191
Non-current assets
Deferred income tax assets	₩ 1,283,463			₩ 3,850,652

	Korean Won (In thousands)
	2011
Descriptions	Beginning Balance	Decrease	Increase	Ending Balance

Temporary differences to be deducted :
Accrued severance indemnities	₩ 13,686,988	₩ 1,407,091	₩ 3,345,137	₩ 15,625,034
Foreign currency translation	17,252	17,252	2,852	2,852
Amortization of lease premium	425,559	170,455	128,661	383,765
Advertising	180,491	180,491	—	—
Allowance for doubtful accounts	32,232	32,232	118,721	118,721
Accumulated depreciation - Structures	3,984,050	962,961	530,840	3,551,929
Accumulated depreciation	69,026	4,120	—	64,906
Total	18,395,598	2,774,602	4,126,211	19,747,207
Tax rate (*1)	22.0%, 24.2%			24.2%
Deferred income tax assets	4,048,120			4,778,823

Temporary differences to be added:
Severance insurance deposits	(11,545,452)	(612,059)	(2,187,953)	(13,121,346)
Accrued income	(498,843)	(498,843)	(687,596)	(687,596)
Lease premium	(425,559)	(170,455)	(128,661)	(383,765)
Special accumulated depreciation	(419,517)	(49,028)	(50,529)	(421,018)
Gain on valuation of AFS securities	—	—	(395,939)	(395,939)
Total	(12,889,371)	(1,330,385)	(3,450,678)	(15,009,664)
Tax rate (*1)	22.0%, 24.2%			24.2%
Deferred income tax liabilities	(2,846,636)			(3,632,338)
Deferred income tax assets, net	₩ 1,201,484			₩ 1,146,485
Current liabilities
Deferred income tax liabilities	₩ (108,745)			₩ (136,978)
Non-current assets
Deferred income tax assets	₩ 1,310,229			₩ 1,283,463

(*1) Based on tax rates announced in 2010, the tax rates expected to be applied to the Company’s deferred tax assets and liabilities are 24.2 % in 2011 and 22% after 2012 [Unaudited] and thereafter.

(4) Balances of income tax payable and prepaid income tax before offsetting as of December 31, 2012 [Unaudited] and 2011 are as follows:

Description	Korean Won (In thousands)
	2012		2011
	[Unaudited]
Before offsetting
Prepaid income tax	₩	3,856,996	₩	5,001,996
Income tax payable	13,834,308		8,534,882
Income tax payable after offsetting	₩	9,977,312	₩	3,532,886

19.	NET INCOME PER SHARE:

Net incomes per share for the years ended December 31, 2012[Unaudited], 2011 and 2010 are computed as follows (In thousands except per share amounts and number of shares):

	2012		2011		2010
	[Unaudited]
Net income	₩	36,966,542	₩	27,332,795	₩	33,412,104
Weighted average number of outstanding shares(*)	600,000		600,000		600,000
Net income per share	₩	61,611	₩	45,555	₩	55,687

(*) The number of outstanding shares did not change for the years ended December 31, 2012 [Unaudited], 2011 and 2010.

20. DIVIDENDS:

(1)	Dividends for the years ended December 31, 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won
	2012(*)		2011		2010
	[Unaudited]
Dividend per share	₩	18,490	₩	13,670	₩	16,720
Number of shares	600,000		600,000		600,000
Dividends	₩	11,094,000,000	₩	8,202,000,000	₩	10,032,000,000

(*) The amount of dividends for the year ended December 31, 2012 [Unaudited] will be approved by shareholders of the Company on March 26, 2013.

(2)	The calculation of dividend to net income ratio for the years ended December 31, 2012 [Unaudited], 2011 and 2010 is as follows:

	Korean Won (In thousands)
	2012(*)	2011	2010
	[Unaudited]
Dividend	₩ 11,094,000	₩ 8,202,000	₩ 10,032,000
Net income	36,966,542	27,332,795	33,412,104
Dividend ratio	30.01%	30.01%	30.03%

(*)The amount of dividends for the year ended December 31, 2012 [Unaudited] will be approved by shareholders of the Company on March 26, 2013.

21.     SUMMARY OF INFORMATION FOR COMPUTATION OF VALUE ADDED:

The accounts and amounts needed for calculation of value added for the years ended December 31, 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2012 [Unaudited]
	SG & A expenses	Manufacturing cost	Total expenses
Salaries	₩ 45,150,781	₩ 4,290,358	₩ 49,441,139
Provision for severance indemnities	4,311,779	576,406	4,888,185
Employee benefits	7,553,042	1,060,372	8,613,414
Rent	27,987,045	2,296,561	30,283,606
Depreciation	13,808,513	7,571,800	21,380,313
Amortization of intangible assets	3,328,707	—	3,328,707
Taxes and dues	1,801,500	217,306	2,018,806
Total	₩ 103,941,367	₩ 16,012,803	₩ 119,954,170

	Korean Won (In thousands)
	2011
	SG & A expenses	Manufacturing cost	Total expenses
Salaries	₩ 39,681,839	₩ 4,009,394	₩ 43,691,233
Provision for severance indemnities	4,507,179	608,352	5,115,531
Employee benefits	6,245,433	847,576	7,093,009
Rent	26,370,435	1,662,524	28,032,959
Depreciation	13,095,509	7,120,108	20,215,617
Amortization of lease premium	3,720,031	—	3,720,031
Taxes and dues	1,909,169	204,744	2,113,913
Total	₩ 95,529,595	₩ 14,452,698	₩ 109,982,293

	Korean Won (In thousands)
	2010
	SG & A expenses	Manufacturing cost	Total expenses
Salaries	₩ 34,303,927	₩ 3,543,584	₩ 37,847,511
Provision for severance indemnities	6,209,530	485,482	6,695,012
Employee benefits	5,850,725	795,384	6,646,109
Rent	22,564,643	964,233	23,528,876
Depreciation	11,659,293	7,239,873	18,899,166
Amortization of lease premium	3,604,761	—	3,604,761
Taxes and dues	1,736,351	194,801	1,931,152
Total	₩ 85,929,230	₩ 13,223,357	₩ 99,152,587

22.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

Selling, general and administrative expenses for the years ended December 31, 2012 [Unaudited], 2011 and 2010 consist of the following:

	Korean Won (In thousands)
	2012	2011	2010
	[Unaudited]
Salaries (*1)	₩ 45,150,781	₩ 39,681,839	₩ 34,303,927
Provision for severance indemnities (*1)	4,311,779	4,507,179	6,209,531
Other salaries	3,889,884	3,921,219	3,847,903
Employee benefits (*1)	7,553,042	6,245,433	5,850,725
Rent (*1)	27,987,045	26,370,435	22,564,643
Depreciation (*1)	13,808,513	13,095,509	11,659,293
Amortization of intangible assets (*1)	3,328,707	3,720,031	3,604,760
Taxes and dues (*1)	1,801,500	1,909,169	1,736,351
Advertising	28,371,642	27,250,600	30,235,596
Research	582,990	603,372	550,848
Provision for doubtful accounts	279,041	1,364,490	31,982
Commission income	39,368,254	36,506,938	32,672,470
Others	31,208,007	29,987,525	28,236,732
	₩ 207,641,185	₩ 195,163,739	₩ 181,504,761

(*1) Other amounts of expenses under the same categorization are considered as manufacturing costs and recognized as Cost of Sales in the statements of income. See Note 21 for the breakout between selling, general and administrative expenses and manufacturing costs for the above categories of expenses.

23.    COMMITMENTS AND LITIGATIONS:

(1) Commitments

The Company established an import documentary letter of credit to US $3 million [Unaudited] with Shinhan Bank and Hana Bank, respectively, as of December 31, 2012. In addition, as of December 31, 2012, the Company is provided with a line of credit of ￦10 billion [Unaudited] under a factoring agreement with Shinhan Bank.

(2) Litigations

As of December 31, 2012, the Company is a defendant in six litigations discussed below with total claim amount of ₩1,591 million [Unaudited]. However, the Company does not expect the cost to resolve litigations and related matters to have a material impact on the financial statements and believes the risk of loss resulting from litigations is remote.

Seoul Metro, the building owner of the properties, leased properties to Seoul Express Bus & Central City (lessee) with a rent free period. Seoul Express Bus & Central City later subleased properties to the Company. The two eviction lawsuits against the Company were filed by the Seoul Metro with the claim amount of ₩350 million [Unaudited]. The Company’s lease payments made to Seoul Express Bus & Central City have been deposited with the courts and the Supreme Court’s ruling on who should rightfully be entitled for the deposit amount is pending.

Two lawsuits against the Company were filed by Eland Park Limited., a building owner in the neighborhood, and Hanwha General Insurance Co., Ltd., an insurance agency of another building owner in the neighborhood, in relation to a fire accident in 2011 in the Company’s Myungdong store. The lawsuits with the aggregate claim amount of ₩1,125 million [Unaudited] are currently pending by the first round of court decision.

In addition, in May 2012, a lawsuit against the Company was filed in relation to the production of sales promotional gift by Hyun-woo ALF (transferee) who were transferred the obligation to fulfill the contract by TaeyangI.S Co., Ltd (transferor) who were initially contracted with the Company to produce sales promotional gift. The lawsuit is in relation to the Company’s negligence on not notifying the specifics of the contract to the transferee. The lawsuits with the aggregate claim amount of ₩100 million[Unaudited] are currently pending by the first round of court decision.

In July 2012, a lessee filed a lawsuit against the Company in seeking for a return of the initial lease premium deposit and compensatory damages with the aggregate claim amount of ￦16 million [Unaudited]. The case was closed with the payment of ￦4 million[Unaudited] to the lessee as a return of the lease premium in February 2013.

(3)	Allowance for unused points

Customer loyalty programs are operated by the Company to provide customers with incentives to buy their goods and services. Under the programs, customers can earn 1% to 5% of any purchase amounts above ￦1,000, as points to use in the future. Such points expire after 18 months from the end of the calendar year of which customer earns points. As the Company’s obligation to provide such awards are in the future, any unused points as of the period end date are recognized as Allowance for unused points under other allowance in the Company’s statements of financial position. The amount of ￦12,902,378 thousand [Unaudited] and ￦2,651,480 thousand are recorded as of December 31, 2012 and 2011, respectively.

24. SEGMENT INFORMATION:

The Company has two operating divisions, ice cream and donut, in which sales are made through the Company’s distribution network consisting of stores under the Company’s direct management and under the franchise agreement.

The divisions’ sales for the years ended December 31, 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won (In millions)
	2012		2011		2010
	[Unaudited]
Ice Cream	₩	265,859	₩	235,227	₩	209,367
Donut	217,064		217,133		216,696
	₩	482,923	₩	452,360	₩	426,063

25. CASH FLOW STATEMENTS:

Significant transactions not involving cash flows for the years ended December 31, 2012 [Unaudited], 2011 and 2010 are as follows:

	Korean Won (In thousands)
	2012	2011	2010
	[Unaudited]
Transfer to current assets from held-to-maturity securities	₩ 4,200	₩ 4,500	₩ 5,600
Transfer to guarantee deposits paid from lease premium	—	250,000	—
Increase in accounts receivable-others and corresponding allowance for unused points	4,969,959	—	—
Transfer to accounts receivable-other from guarantee deposits paid	2,002,290	—	—

26. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

The financial statements have been prepared in accordance with Accounting Standards for Non-Public Entities in the Republic of Korea (“KAS-NPEs”), which differ in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The classification of the cash flow items on the statements on the cash flow is same for the KAS-NPEs and U.S. GAAP. The significant differences are described in the reconciliation tables below. Other differences do not have a significant effect on either net income or shareholders’ equity.

The effects of the significant adjustments to net income for the years ended December 31, 2012 [Unaudited] and 2011 and 2010 which would be required if U.S. GAAP were to be applied instead of KAS-NPEs are summarized as follows(In thousands except per share amounts and number of shares):

	Note reference	2012	2011	2010
		[Unaudited]
Net income based on Korean GAAP		₩ 36,966,542	₩ 27,332,795	₩ 33,412,104
Adjustments:
Retirement and severance benefits	26.a	(1,046,491)	127,471	3,003,808
Compensated absences	26.b	(790,935)	603,219	(116,766)
FIN 48 effect	26.c	(757,077)	(10,457)	(8,766)
Tax effect of the reconciling items	26.e	444,657	(277,279)	(632,580)
Net income based on U.S. GAAP		₩ 34,816,696	₩ 27,775,749	₩ 35,657,800
Weighted average number of common shares outstanding		600,000	600,000	600,000
Basic and Diluted Earnings per share based on U.S. GAAP		₩ 58,028	₩ 46,293	₩ 59,430

The effects of the significant adjustments to shareholders’ equity as of December 31, 2012 [Unaudited] and 2011 which would be required if U.S. GAAP were to be applied instead of KAS-NPEs are summarized as follows:

		Korean Won (In thousands)
	Note reference	2012	2011
		[Unaudited]
Shareholders’ equity based on Korean GAAP		₩ 275,295,789	₩ 246,931,642
Adjustments:
Retirement and severance benefits	26.a	(4,083,251)	(2,747,769)
Compensated absences	26.b	—	(40,126)
FIN 48 effect	26.c	(786,399)	(29,322)
Tax effect of the reconciling items	26.e	988,147	674,671
Shareholder's equity based on U.S. GAAP		₩ 271,414,286	₩ 244,789,096

a. Retirement and Severance Benefits

Under the Korean labor law, employees with more than one year of service are entitled to receive a lump sum payment upon voluntary or involuntary termination of their employment. The amount of the benefit is based on the terminated employee’s length of employment and rate of pay prior to termination. KAS - NPEs requires that a company record the vested benefit obligation at the end of reporting period assuming all employees were to terminate their employment as of that date. The change in the vested benefit obligation during the year is recorded as the current year’s severance expense.

U.S. GAAP generally requires the use of actuarial methods for measuring annual employee benefit costs including the use of assumptions as to the rate of salary progression and discount rate, the amortization of prior service costs over the remaining service period of active employees and the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair value of plan assets. The Company recognizes the actuarial present value of the vested benefits to which the employee is currently entitled but based on the employee's expected date of separation or retirement.

Under U.S. GAAP, actuarial gains or losses, which result from a change in the value of either the projected benefit obligation or the plan assets resulting from experience different from that assumed or from a change in an actuarial assumption, that are not recognized as a component of net income or loss are recognized as increases or decreases to other comprehensive income, net of tax, in the period they arise. At a minimum, amortization of a net actuarial gain or loss included in accumulated other comprehensive income is included as a component of net pension cost for a year if, as of the beginning of the year, that net actuarial gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the minimum amortization shall be that excess divided by the average remaining service period of active employees expected to receive benefits under the plan.

The effects of retirement and severance benefits to shareholders’ equity as of December 31, 2012 and 2011 consist of ￦3,647,004 thousand [Unaudited] recognized as retained earnings and (-) ￦7,730,255 thousand [Unaudited] recognized as other comprehensive income, and ￦4,693,495 thousand recognized as retained earnings and (-) ￦7,441,264 thousand recognized as other comprehensive income, respectively. Under U.S. GAAP due to the use of the actuarial method, the Company recognized accrued severance indemnities, net of benefit plan assets of ￦7,716,843 thousand [Unaudited] and ￦6,998,240 thousand as of December 31, 2012 and 2011, respectively.

b. Compensated absences

Under U.S. GAAP, a liability for amounts to be paid as a result of employee’s rights to compensated absences shall be accrued in the year in which earned. Korea Accounting Institutes promulgates New Accounting Standards, KAS – NPEs No.21 Employee Benefits, effective on November 28, 2012 as explained in Note 2. The Company recognized a liability for the compensated absences when employees render service that increases their entitlement to future compensated absences.

c. Income Taxes

Under U.S. GAAP, effective January 1, 2009, the Company adopted accounting guidance which clarifies the accounting guidance for uncertainties in income taxes. The guidance requires that the tax effect(s) of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of the accounting guidance, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle.

Under Korean corporation tax law, the tax deductibility of executive bonuses which are paid without an actual executive bonuses payment policy undergoes a qualitative assessment by the tax authorities. The Company paid such executive bonuses, for the years ended December 31, 2012, 2011 and 2010 in the amount of ￦33,760 thousand [Unaudited], ￦33,248 thousand, and ￦30,084 thousand, respectively. As a result, under U.S. GAAP, the Company recorded additional tax provision related to the uncertain tax position for the years ended December 31, 2012, 2011 and 2010, in the amount of ￦10,641 thousand[Unaudited], ￦10,457 thousand, and ￦8,766 thousand, respectively.

Under Korean local tax act, heavy tax is levied on the properties in over-concentrated area unless those properties are used as manufacturing facilities. The Company purchased land in over-concentrated area to build donut factory in 2008 and did not pay heavy tax as the land was purchased to construct manufacturing facilities, not selling and administrative facilities. However, local government imposed ₩746,436 thousand [Unaudited] of heavy tax in May 2012 as government determined that the land was used for other purposes, not as manufacturing facilities. The Company recognized additional provision amount of ₩746,436 thousand [Unaudited] of heavy tax under U.S. GAAP, and paid such amount. The Company is currently planning to file an administrative litigation against government.

d. Scope of consolidation

Under KAS-NPEs, majority-owned subsidiaries with total assets below ￦10 billion at prior year end are not consolidated. Under U.S. GAAP, a company is required to consolidate all majority-owned subsidiaries regardless of total asset size if it has control of the subsidiary. However, the reconciliation to U.S. GAAP does not include the consolidation of a majority-owned subsidiary with total assets below ￦10 billion as the Company believes such amounts are immaterial.

e. Tax effect of the reconciling items

The applicable statutory tax rate used to calculate the tax effect of the reconciling items on the net income reconciliation between KAS-NPEs and U.S. GAAP for the years ended December 31, 2012 [Unaudited] and 2011 was 24.2%. Such tax rates are inclusive of resident surtax of 2.2%. The following is a reconciliation of the tax effect of the reconciling items on net income:

	Korean Won (In thousands)
	2012	2011	2010
	[Unaudited]
Net income based on U.S.GAAP	₩ 34,816,696	₩ 27,775,749	₩ 35,657,800
Net income based on Korean GAAP	36,966,542	27,332,795	33,412,104
Total GAAP adjustments on net income	(2,149,846)	442,954	2,245,696
Adjustments related to tax items:
FIN 48 effect	757,077	10,457	8,766
Tax effect of the reconciling items	(444,657)	277,279	632,580
Taxable GAAP adjustment	(1,837,426)	730,690	2,887,042
Applicable tax rate(*)	24.2%	24.2%	24.2%, 22.0%
Tax effect of the reconciling items	₩ (444,657)	₩ 277,279	₩ 632,580

(*) The Company applied tax rates that are expected to apply in the period in which the liability is expected to be settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period. Hence, since the adjustment in compensated absences for the year ended December 31, 2010 amounting to ₩(116,766) thousand is expected to be settled in 2011, the Company applied 24.2% which is an enacted tax rate for fiscal year 2011. In addition, since the adjustment in retirement and severance benefits for the year ended December 31, 2010 amounting to ₩3,003,808 thousand is expected to be settled in 2012 and thereafter, the Company applied 22.0% which is an enacted tax rate for fiscal year 2012 and thereafter.

The following is a reconciliation of the tax effect of the reconciling items on shareholders’ equity:

	Korean Won (In thousands)
	2012	2011
	[Unaudited]
Shareholders’ equity based on U.S.GAAP	₩ 271,414,286	₩ 244,789,096
Shareholders’ equity based on Korean GAAP	275,295,789	246,931,642
Total GAAP adjustments on shareholders’ equity	(3,881,503)	(2,142,546)
Adjustments related to tax items:
FIN 48 effect	786,399	29,322
Tax effect of the reconciling items	(988,147)	(674,671)
Taxable GAAP adjustment	(4,083,251)	(2,787,895)
Applicable tax rate	24.2%	24.2%
Tax effect of the reconciling items	₩ (988,147)	₩ (674,671)

f. Subsequent event

ASC 855 (formerly, SFAS Statement No. 165), Subsequent Events, was issued in May 2009 and is effective for interim or annual financial periods ending after June 15, 2009. ASC 855 establishes principles and requirements for subsequent events by setting forth the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. The Company has adopted ASC 855 and management has performed its evaluation of subsequent events through March 16, 2012, the date these financial statements are issued or available to be issued, and has determined that there are no subsequent events requiring adjustment or disclosure in the financial statements.

2012 [Unaudited]

The Company has adopted ASC 855 and management has performed its evaluation of subsequent events on an unaudited basis through March 22, 2013, the date these financial statements are issued or available to be issued, and has determined that there are no subsequent events requiring adjustment or disclosure in the financial statements.